UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION
On April  3, 2014, Vistaprint N.V. and its wholly owned subsidiary, Vistaprint Italy S.r.l., completed the acquisition of 97 percent of the outstanding corporate capital of Pixartprinting S.r.l., a limited liability company incorporated under the laws of Italy, as follows:

•	Vistaprint Italy acquired all of the Pixartprinting corporate capital held by Alcedo, representing 72.75% of Pixartprinting’s outstanding corporate capital.

•
Vistaprint Italy acquired a portion of the Pixartprinting corporate capital held by Cap2, a company controlled by Pixartprinting’s founder, representing 21.25% of Pixartprinting’s outstanding corporate capital, and Cap2 retained 3% of Pixartprinting’s outstanding corporate capital (the “Cap2 Retained Equity”).

•
Vistaprint Italy acquired all of the Pixartprinting corporate capital held by Mr. Tenderini, Pixartprinting’s Chief Executive Officer, at closing representing 3% of Pixartprinting’s outstanding corporate capital. Mr. Tenderini has the right to purchase 1% of the corporate capital of Pixartprinting from Vistaprint (the “CEO Retained Equity”) for an aggregate purchase price of €10,000 during the 10 business days after April 3, 2015, so long as Mr. Tenderini remains a Vistaprint Italy employee on that date.

Vistaprint agreed to pay an aggregate base purchase price of approximately €127 million ($175.9 million) and a sliding-scale earn out of up to €9.6 million ($13.7 million) subject to Pixartprinting’s achievement of certain revenue and EBITDA performance targets for calendar year 2014. To secure the indemnification obligations of Cap2 and Alcedo under the Sale and Purchase Agreement, Cap2 pledged the Cap2 Retained Equity to Vistaprint, and €6 million ($8.2 million) of the purchase price payable to Alcedo was deposited into an escrow fund. On or about October 3, 2015, the equity pledge will terminate with respect to any amount of the Cap2 Retained Equity that has not been transferred to Vistaprint to cover indemnification claims, and Alcedo will receive the balance of the escrow fund on such date less (1) any amounts held for unresolved indemnification claims and (2) €1 million ($1.4 million) to be held until December 31, 2019 to secure certain tax indemnification obligations.

Vistaprint N.V. and Vistaprint Italy have also entered into Put and Call Option Agreements with each of Cap2 and Mr. Tenderini with respect to the Cap2 Retained Equity and, if Mr. Tenderini exercises the purchase right described above, the CEO Retained Equity. Pursuant to the Put and Call Option Agreements, Cap2 and Mr. Tenderini have the right to sell to Vistaprint all (but not less than all) of each of the Cap2 Retained Equity and CEO Retained Equity at the end of Pixartprinting’s fiscal years ending June 30, 2015, 2016 and 2017 for a purchase price based on Pixartprinting’s EBITDA and net financial position (as reflected in its annual financial statements) for the fiscal year as to which the put option is exercised. Vistaprint has the right to buy from Cap2 and Mr. Tenderini all (but not less than all) of each of the Cap2 Retained Equity and CEO Retained Equity at the end of Pixartprinting’s fiscal years ending June 30, 2017 and 2018 for a purchase price based on Pixartprinting’s EBITDA and net financial position (as reflected in its annual financial statements) for the fiscal year as to which the call option is exercised. The parties’ put and call rights are also triggered by certain other events described in the Put and Call Option Agreements. The put and call options are exercisable during 30-day periods following the determination of the option purchase price for the relevant fiscal year.
The unaudited pro forma condensed combined balance sheet as of March 31, 2014 is presented as if the acquisition of Pixartprinting had occurred on March 31, 2014. The unaudited pro forma condensed combined consolidated statements of operations for the nine month period ended March 31, 2014 and for the year ended June 30, 2013 give effect to the acquisition of Pixartprinting as if it had occurred on July 1, 2012. The assumptions, estimates and adjustments herein have been made solely for purposes of developing this pro forma condensed combined consolidated financial information. The Pixartprinting statements of operations have been adjusted to conform to accounting principles generally accepted in the United States of America (“US GAAP”) and converted to United States dollars.

These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the acquisition; therefore, the actual amounts recorded for the acquisition may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. The assets acquired and liabilities assumed have been reflected in these unaudited pro forma condensed combined financial statements based on management’s preliminary estimates of fair value, with the excess purchase price over net tangible and identifiable intangible assets acquired recognized as goodwill. We expect to finalize our estimates of fair value and the accounting for the business combination in the first quarter of fiscal 2015.

The unaudited pro forma condensed combined statements of operations do not reflect nonrecurring charges resulting from the acquisition transaction.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of Vistaprint that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future results of operations or financial position of Vistaprint. This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma statements of operations do not reflect any operating efficiencies and cost savings that Vistaprint may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Vistaprint and Pixartprinting included in the respective Vistaprint annual report on Form 10-K and the Vistaprint quarterly report on Form 10-Q and the attached Pixartprinting financial statements in Exhibit 99.2.

VISTAPRINT N.V.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2014
(in thousands)

		Pixartprinting
	Vistaprint	Italian GAAP	US GAAP Adjustments		Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$46,545	$6,146	$—		$—		$52,691
Marketable securities	10,927	—	—		—		10,927
Accounts receivable, net	20,339	2,103	—		—		22,442
Inventory	7,416	1,966	—		—		9,382
Prepaid expenses and other current assets	40,813	1,726	(1,040)	(e)	—		41,499
Total current assets	126,040	11,941	(1,040)		—		136,941
Property, plant and equipment, net	313,854	5,562	16,759	(e)(g)	—		336,175
Software and web site development costs	12,985	—	—		—		12,985
Deferred tax assets	5,335	21	—		—		5,356
Goodwill	144,313	38,617	(5,872)	(d)	123,019	(2)	300,077
Intangible Assets, net	24,840	5,973	13,434	(d)	49,324	(2)	93,571
Other assets	31,182	853	(366)	(b)	—		31,669
Investment in equity interests	13,457	—	—		—		13,457
Total assets	$672,006	$62,967	$22,915		$172,343		$930,231
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$32,830	$9,418	$—		$—		$42,248
Accrued expenses	100,150	—	—		5,911	(3)	106,061
Deferred revenue	23,776	—	—		—		23,776
Deferred tax liabilities	1,182	—	—		—		1,182
Current portion of long-term debt	16,375	16,750	—		(16,750)	(1)	16,375
Other current liabilities	3,127	6,802	9,935	(e)	—		19,864
Total current liabilities	177,440	32,970	9,935		(10,839)		209,506
Deferred tax liabilities	5,410	—	4,867	(f)	15,489	(4)	25,766
Other liabilities	25,442	441	3,353	(g)	—		29,236
Long-term debt	185,578	3,437	—		192,523	(1)	381,538
Total liabilities	393,870	36,848	18,155		197,173		646,046

Noncontrolling interest	5,741	—	—		6,049	(5)	11,790
Shareholders’ equity:
Preferred shares	—	—	—		—		—
Ordinary shares	615	1,375	—		(1,375)	(6)	615
Treasury shares, at cost	(384,530)	—	—		—		(384,530)
Additional paid-in capital	309,097	22,624	3,125	(a)	(25,749)	(6)	309,097
Retained earnings	341,806	2,120	1,635		(3,755)	(6)	341,806
Accumulated other comprehensive income	5,407	—	—		—		5,407
Total shareholders’ equity	272,395	26,119	4,760		(30,879)		272,395
Total liabilities, noncontrolling interest and shareholders’ equity	$672,006	$62,967	$22,915		$172,343		$930,231

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

VISTAPRINT N.V.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2013
(in thousands, except share and per share data)

		Pixartprinting
	Vistaprint	Italian GAAP	US GAAP Adjustments		Pro Forma Adjustments		Pro Forma Combined
Revenue	$1,167,478	$63,682	$—		$—		$1,231,160
Cost of revenue	400,293	30,932	(1,092)	(e)	—		430,133
Technology and development expense	164,859	4,920	(1,450)	(d)	2,425	(7)	170,754
Marketing and selling expense	446,116	9,987	345	(d)	4,447	(7)	460,895
General and administrative expense	110,086	11,733	429	(a)(b)	1,413	(9)	123,661
Income from operations	46,124	6,110	1,768		(8,285)		45,717
Other expense, net	(63)	(9)	(93)	(c)	—		(165)
Interest expense, net	(5,329)	(825)	(437)	(e)	(3,606)	(8)	(10,197)
Income before income taxes and loss in equity interests	40,732	5,276	1,238		(11,891)		35,355
Income tax provision	9,387	2,292	422	(f)	(3,939)	(10)	8,162
Loss in equity interests	1,910	—	—		—		1,910
Net income	29,435	2,984	816		(7,952)		25,283
Add: Net loss attributable to noncontrolling interest	—	—	—		135	(11)	135
Net Income attributable to Vistaprint N.V.	$29,435	$2,984	$816		$(7,817)		$25,418
Basic net income per share attributable to Vistaprint N.V.	$0.89						$0.77
Diluted net income per share attributable to Vistaprint N.V.	$0.85						$0.74
Weighted average shares outstanding -- basic	33,209,172						33,209,172
Weighted average shares outstanding -- diluted	34,472,004						34,472,004

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

VISTAPRINT N.V.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED MARCH 31, 2014
(in thousands, except share and per share data)

		Pixartprinting
	Vistaprint	Italian GAAP	US GAAP Adjustments		Pro Forma Adjustments		Pro Forma Combined
Revenue	$932,081	$63,684	$—		$—		$995,765
Cost of revenue	317,482	31,063	(2,043)	(e)	—		346,502
Technology and development expense	127,555	4,313	(1,141)	(d)	1,798	(7)	132,525
Marketing and selling expense	335,679	9,202	271	(d)	3,244	(7)	348,396
General and administrative expense	85,195	10,541	2,427	(a)(b)	(5,255)	(9)(12)	92,908
Income from operations	66,170	8,565	486		213		75,434
Other income (expense), net	(8,151)	358	169	(c)	—		(7,624)
Interest expense, net	(4,868)	(406)	(285)	(e)	(2,628)	(8)	(8,187)
Income before income taxes and loss in equity interests	53,151	8,517	370		(2,415)		59,623
Income tax provision (benefit)	7,819	3,382	126	(f)	(2,240)	(10)	9,087
Loss in equity interests	2,704	—	—		—		2,704
Net income	42,628	5,135	244		(175)		47,832
Add: Net loss (income) attributable to noncontrolling interest	34	—	—		(85)	(11)	(51)
Net Income attributable to Vistaprint N.V.	$42,662	$5,135	$244		$(260)		$47,781
Basic net income per share attributable to Vistaprint N.V.	$1.30						$1.45
Diluted net income per share attributable to Vistaprint N.V.	$1.24						$1.39
Weighted average shares outstanding -- basic	32,921,016						32,921,016
Weighted average shares outstanding -- diluted	34,425,288						34,425,288

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Vistaprint N.V. (“Vistaprint”) and Pixartprinting, S.r.l. (“Pixartprinting”) after giving effect to Vistaprint’s acquisition of Pixartprinting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. Vistaprint acquired 97% of the outstanding common stock of Pixartprinting on April 3, 2014.
The unaudited pro forma condensed combined balance sheet as of March 31, 2014 is presented as if the acquisition of Pixartprinting had occurred on March 31, 2014. The unaudited pro forma condensed combined consolidated statements of operations for the nine month period ended March 31, 2014 and for the year ended June 30, 2013 give effect to the acquisition of Pixartprinting as if it had occurred on July 1, 2012. The assumptions, estimates and adjustments herein have been made solely for purposes of developing this pro forma condensed combined consolidated financial information. The Pixartprinting statements of operations have been adjusted to conform to US GAAP and converted to United States dollars.
The historical financial information has been adjusted in the unaudited pro forma condensed combined consolidated financial statement to give effect to the pro forma events that are directly attributable to the acquisition of Pixartprinting by Vistaprint, factually supportable, and with respect to the statement of operations, expected to have a continuing impact on the combined consolidated results.
The financial statements of Pixartprinting were originally prepared using Euro as the reporting currency. The financial statements, the related U.S. GAAP adjustments and the pro forma adjustments presented herein have been translated from Euro to US Dollars (“USD”) using the average monthly historic exchange rates during the periods, and is presented in accordance with US GAAP accounting guidance.
The unaudited pro forma condensed combined consolidated financial information has been prepared to give effect to the acquisition, which will be accounted for under the acquisition method in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”).
Under ASC 805, the assets acquired and liabilities assumed are recognized at their estimated fair values as of the date of the acquisition. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed is recognized as goodwill.
The unaudited pro forma condensed combined consolidated financial information included herein has been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) for purposes of inclusion in Vistaprints’s amended Current Report on Form 8-K/A prepared in connection with the acquisition of Pixartprinting. Certain information and disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to such rules and regulations. However, we believe that the disclosures provided herein are adequate to make the information presented not misleading. The significant accounting policies used in preparing the unaudited pro forma condensed combined consolidated financial information are set out in Vistaprint’s Annual Report on Form 10-K filed with the SEC on August 15, 2013 and subsequently updated on Form 10-Q filed with the SEC on April 30, 2014.
The pro forma adjustments are based in part on preliminary estimates of fair value of assets acquired and liabilities assumed. Additional analysis with respect to the value of certain acquired assets, contractual arrangements, tax attributes, and assumed liabilities could materially affect the accounting for the business combination presented in the unaudited pro forma condensed combined consolidated financial information.
The information concerning Vistaprint has been derived from the unaudited consolidated financial statements of Vistaprint for the nine months ended March 31, 2014 and the audited financial statements of Vistaprint for the year ended June 30, 2013 both prepared in accordance with US GAAP. The information concerning Pixartprinting has been derived from the unaudited consolidated financial statements of Pixartprinting for the nine months ended March 31, 2014 and the unaudited consolidated financial statements of Pixartprinting for the year ended June 30, 2013 both prepared in accordance with Italian GAAP. Pixartprinting had a fiscal year ending December 31, as such, for the nine months ended we used the nine months ended March 31, 2014 and for the year ended we used the twelve months ended June 30, 2013.
The unaudited statement of operations of Pixartprinting for the periods presented were derived from the unaudited accounting records of Pixartprinting after making adjustments to convert this financial information to US GAAP and accounting policies consistent with that of Vistaprint.
Certain reclassifications and adjustments have been made to Pixartprinting’s historical balances in the unaudited pro forma condensed combined consolidated financial statements to conform to Vistaprints’s presentation.
The unaudited pro forma condensed combined consolidated financial information is provided for informational purposes only and does not purport to be indicative of Vistaprint's financial position or results of operations that would actually have been obtained had these transactions been completed as of the date or for the periods presented, or of the financial position or results of operations that may be obtained in the future.
2. Acquisition details
On April  3, 2014, Vistaprint N.V. and its wholly owned subsidiary, Vistaprint Italy S.r.l., completed the acquisition of 97 percent of the outstanding corporate capital of Pixartprinting S.r.l., a limited liability company incorporated under the laws of Italy. Vistaprint agreed to pay an aggregate base purchase price of approximately $175.9 million (€127.8 million) and a sliding-scale earn out of up to $13.7 million (€9.6 million) subject to Pixartprinting’s achievement of certain revenue and EBITDA performance targets for calendar year 2014. The total consideration of $202.0 million consists of:

Cash paid	$175,893
Shareholder loans assumed	20,229
Fair value of contingent consideration	5,916
Total consideration	$202,038
Preliminary Accounting for the Acquisition of Pixartprinting
The preliminary accounting for the acquisition of Pixartprinting was based on the estimated fair value of the assets acquired and liabilities assumed as of April 3, 2014. Adjustments to these estimates which could change materially, will be recognized in future periods. The accounting for the acquisition of Pixartprinting is preliminary pending the final determination of the fair value of certain assumed assets and liabilities. We expect to finalize the accounting for the acquisition of Pixartprinting in the first quarter of fiscal 2015. Accordingly, investors should not place undue reliance on these estimates. The excess of the total consideration transferred over the estimated fair value of the assets acquired and liabilities assumed was recognized as goodwill. The acquisition has been recognized as follows:

Goodwill	$154,731
Other intangible assets	67,689
Tangible assets acquired and liabilities assumed:
Cash and cash equivalents	6,913
Other current assets	5,106
Non-current assets	20,398
Accounts payable and current liabilities	(16,352)
Deferred tax liability	(19,724)
Other long-term liabilities	(10,669)
Noncontrolling interest	(6,054)
Total consideration	$202,038
    We are utilizing an independent third-party valuation firm in determining the fair values of the definite-lived intangible assets. The income approach, which includes the application of the relief from royalty method or the discounted cash flow method, is the primary technique utilized in valuing the identifiable intangible assets. We expect to amortize the preliminary value of customer relationships estimated at $42.4 million, trademarks estimated at $16.4 million, and developed technology estimated at $8.9 million on a straight-line basis over 8 years, 10 years, and 3 years, respectively. Goodwill represents the excess of the total consideration transferred over the estimated fair values of the assets acquired and liabilities assumed. We do not expect the goodwill to be deductible for tax purposes. Additional analysis with respect to the value of certain assets, contractual arrangements, tax attributes, and liabilities could materially affect the amounts recognized for the assets acquired and liabilities assumed presented in the unaudited pro forma condensed combined consolidated financial information.

3. US GAAP Adjustments to Pixartprinting's Historical Financial Statements
Included in the unaudited pro forma condensed combined consolidated financial information are the US GAAP adjustments to Pixartprinting’s historical financial statements for the nine month period ended March 31, 2014 and for the year ended June 30, 2013.

(a) Pixartprinting granted an employee share option award in May 2013 resulting in share-based compensation expense recognition for US GAAP. The grant date fair value of the option was determined using the Black-Scholes option pricing model. The award included performance condition vesting features that were all deemed probable of achievement as of the reporting periods presented. As such $2,598 and $519 of compensation cost associated with the award is recognized in the nine months ended March 31, 2014 and the twelve months ended June 30, 2013, respectively.

(b) For Italian GAAP, start-up costs are capitalized and amortized over a multi-year period, whereas such costs are expensed as incurred under US GAAP. For the nine months ended March 31, 2014 and the twelve months ended June 30, 2013, amortization expense of $171 and $90, respectively, has been eliminated to comply with US GAAP.

(c) During the nine months ended March 31, 2014 Vistaprint settled outstanding derivative contracts recognizing the total loss associated with those contracts upon the final settlement under Italian GAAP. For US GAAP, Vistaprint did not elect hedge accounting and therefore would recognize any gains or losses related to changes in the fair value of the instrument in earnings at each reporting period. As such, we have adjusted the amount recognized in the statement of operations for the nine months ended March 31, 2014 and twelve months ended June 30, 2013 to reflect an immaterial gain and a loss of $169, respectively for the change in fair value for each reporting period through the December 2013 settlement date.

(d) For Italian GAAP, goodwill and other intangible assets were recognized as the result of two shareholder transactions occurring in December 2011 and June 2012 for Italian GAAP. The goodwill was recorded and subsequently amortized to the income statement over a 20 year period. For US GAAP, these transactions are considered common control transactions that do not meet the definition of business combinations. As such the purchase accounting and subsequent recognition of amortization expense associated with these assets has been reversed for US GAAP reporting.
In December 2011, Rial S.r.l acquired 100% of Pixartprinting S.r.l., subsequently completing a reverse merger transaction in 2012. The acquisition from Rial S.r.l. occurred in December 2011 and met the definition of a business combination in accordance with US GAAP. As such, for US GAAP reporting the acquired assets, including identifiable intangible assets and the associated deferred tax liabilities, have been recorded at fair value on the date of the acquisition. The excess of the total consideration paid over the fair value of the net assets is recorded as goodwill and subsequently monitored for impairment. For US GAAP, amortization expense has been recognized for the identifiable intangible assets over their estimated useful lives.
The net amortization expense impact for developed technology was recognized in technology and development expense, with the amortization expense for customer relationships and trademarks reflected in marketing and selling expense.
e) For Italian GAAP, lease obligations are recognized as expense as incurred. For US GAAP, Vistaprint categorizes leases at their inception as either operating or capital leases. Capital leases are accounted for as the acquisition of an asset and the incurrence of an obligation by the lessee. Each period presented reflects the reclassification of rental expense to depreciation and interest expense for the capital lease transaction, as well as the recognition of the capital lease asset and liability to conform to US GAAP.

f) Adjustments to record the tax impact of the Italian GAAP to US GAAP adjustments.
g) For US GAAP, Pixartprinting has been deemed the owner of a leased building during its construction period and as such a construction in process asset and corresponding liability have been recorded in the amount of $3,353, which represents the total construction costs incurred through March 31, 2014.

4. Pro Forma Adjustments
The pro forma adjustments in the unaudited pro forma condensed combined financial information are as follows:

1. To record the following adjustments to current and long-term debt:

To eliminate current and long-term debt held by Pixartprinting	$(20,186)
To record the draw down on Vistaprint's long-term credit facility to finance the acquisition	195,959
$175,773

2. To record preliminary acquisition accounting as though the Pixartprinting acquisition had occurred on the balance sheet date and reverse the goodwill and intangible assets on the pre-acquisition Pixartprinting historical balance sheet:

To eliminate historical goodwill held by Pixartprinting	$(32,745)
To record goodwill	155,764
Increase in goodwill	$123,019

To eliminate historical intangible assets held by Pixartprinting	(18,309)
To record intangible assets acquired	67,633
Increase in intangible assets	$49,324

The pro forma adjustment for goodwill above differs from the amount shown in Note 2 as the result of different tangible net asset balances as of March 31, 2014 (the date of the unaudited pro forma condensed combined balance sheet) and April 3, 2014 (the date of the acquisition).

3. To record the estimated fair value of contingent consideration.

4. To record the following adjustments to deferred tax liabilities:

To eliminate historical deferred tax liabilities held by Pixartprinting	$(4,217)
To record deferred tax liability as a result of the Vistaprint acquired intangible assets	19,706
$15,489

5. To record the fair value of the 3% noncontrolling interest as of the acquisition date, referred to as the "Cap2 Retained Equity." The noncontrolling equity interest in Pixartprinting is presented separately as temporary equity in the consolidated balance sheet as it contains future redemption features. The put and call options are controlled by both the minority and majority interest holders and are redeemable annually from June 30, 2015 - June 30, 2018.

6. To eliminate Pixartprinting's historical shareholders equity.

7. To record the following adjustments to amortization of intangible assets:

	Nine months ended March 31, 2014	Year ended June 30, 2013
To eliminate historical amortization	$(436)	$(553)
To record amortization of technology as a result of the acquisition	2,234	2,978
Increase in technology and development expense	$1,798	$2,425

To eliminate historical amortization	$(1,952)	$(2,481)
To record amortization of marketing intangible assets as a result of the acquisition	5,196	6,928
Increase in marketing and selling expense	$3,244	$4,447

8. To record adjustments to interest expense, net:

	Nine months ended March 31, 2014	Year ended June 30, 2013
To eliminate historical interest expense associated with its shareholder loan outstanding as of March 31, 2014	$(60)	$—
To record interest expense due to Vistaprint's use of its credit facility to finance the acquisition	2,688	3,606
Increase in interest expense	$2,628	$3,606

Under the terms of our credit agreement, borrowings bear interest at a variable rate of interest based on LIBOR plus an incremental percentage dependent upon our leverage ratio. For pro forma purposes, we calculated the incremental interest expense utilizing Vistaprint's March 31, 2014 borrowing rate of 1.825%. If interest rates were to increase by 1/8 percent, annual interest expense would increase by approximately $250. Alternatively, if interest rates decreased by 1/8 percent, annual interest expense would decrease by approximately $250.

9. To record adjustments to share-based compensation expense:

	Nine months ended March 31, 2014	Year ended June 30, 2013
To eliminate historical share-based compensation expense	$(2,598)	$(519)
To record share-based compensation expense associated with "CEO Retained Equity" award (*)	—	1,932
	$(2,598)	$1,413

(*)The CEO Retained Equity vests over the initial twelve months following the acquisition (June 30, 2013 for pro forma presentation), and as such no expense is recognized during the nine months ended March 31, 2014.

10. To record tax effects at the applicable statutory rates associated with the pro forma adjustments recorded in the condensed combined statements of operations.

11. To reflect Cap2's share of the net income (loss) of the operations in the net income attributable to noncontrolling interest in the consolidated statement of operation for the periods presented.

12. To remove the direct transaction costs of $2,657 incurred by both Vistaprint and Pixartprinting from the statement of operations for the nine months ending March 31, 2014, as these are non-recurring expenses which are excluded from the pro forma results.